Exhibit 7.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made as of September 30, 2004, by BA Equity Investment Company, LP ("BAEIC") and Bank of America, N.A. ("Bank of America" and together with BAEIC, the "Sellers"), Centre Capital Investors II, L.P. ("Centre Capital"), Centre Capital Tax-Exempt Investors II, L.P. ("Centre Tax-Exempt"), Centre Capital Offshore Investors II, L.P. ("Centre Offshore"), and Centre Partners Coinvestment L.P. ("Centre Coinvestment;" each of Centre Capital, Centre Tax-Exempt, Centre Offshore and Centre Coinvestment a "Buyer" and together the "Buyers").

RECITALS

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement and Partial Exchange Agreement dated as of April 1, 2000 (as amended, supplemented or otherwise modified through the date hereof, the "Amended Agreement") among Firearms Training Systems, Inc. (the "Company"), FATS, Inc. ("Borrower"), the financial institutions (including Bank of America) listed on the signature pages thereto and Bank of America, not in its individual capacity but as Agent under the Amended Agreement, Bank of America received 12,307,203 shares of the Company's Class A common stock, par value $0.000006 per share (such shares, the "Class A Common Shares"), and 6,259.418 shares of the Company's Series B preferred stock, par value $0.10 per share (such shares, together with all additional shares of Series B preferred stock issued or issuable as dividends thereon or on any such additional shares, whether certificated or uncertificated, all having rights to accrued and unpaid dividends as of September 30, 2004 the "Series B Preferred Shares," and together with the Class A Common Shares, the "Shares"), in extinguishment of certain loans held by Bank of America;

WHEREAS, BAEIC, an affiliate of Bank of America, as successor in interest to NationsBanc Investment Corp., is the owner of the Class A Common Shares;

WHEREAS, Buyers, as Lenders under the Amended Agreement, are collectively the owners and holders of, among other things, (i) Senior Secured Notes (the "Buyer Senior Secured Notes"), (ii) Junior Secured Notes (the "Buyer Junior Secured Notes"), and (iii) notes issued by the Borrower as payment in kind of interest on the Junior Secured Notes (the "Buyer PIK Notes");

WHEREAS, Strategic Solutions, Inc., an affiliate and assignee of Bank of America, is the owner and holder of Senior Secured Notes, Junior Secured Notes and notes issued by Borrower as payment in kind to pay interest on the Junior Secured Notes, in each case of like tenor with the Buyer Senior Secured Notes, the Buyer Junior Secured Notes and the Buyer PIK Notes;

WHEREAS, Borrower has advised that it has a commitment to refinance, and to pay in full, all principal, interest and other amounts outstanding on the Senior Secured Notes, the Junior Secured Notes and the notes issued to the Lenders to pay interest on the Junior Secured Notes (the "PIK Notes") which refinancing (the "Refinancing") is expected to close and enable such payments to be made on or before September 30, 2004;

WHEREAS, in connection with the Refinancing, the Borrower and the Company have requested that the holders of the Company's Series B preferred stock, simultaneously with the closing of the Refinancing, agree to exchange such holder's Series B preferred stock for a new series of preferred stock of the Company, on terms satisfactory to the Lenders in the Refinancing (the "Exchange"); and

WHEREAS, Sellers desire to sell, and Buyers desire to purchase, all of the Shares and Buyers desire to effect payment of the Purchase Price (as hereinafter defined) for the Shares with a portion of the proceeds to be received by them in the Refinancing in payment of the Buyer Senior Secured Notes, the Buyer Junior Secured Notes and the Buyer PIK Notes (collectively, the "Buyer Lender Notes").

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

    DEFINITIONS

    For purposes of this Agreement, (a) capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Amended Agreement, and (b) the following terms have the meanings specified or referred to in this Section 1:

    "Affiliate" - with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, "controls" (including the correlative terms "controlled by" and "under common control with") means with respect to any Person, possession of the power, directly or indirectly, either to (a) vote a majority of the voting shares or other voting interests in such Person for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

    "Agent" - Bank of America, N.A., solely in its capacity as Agent under the Amended Agreement, and any successor Agents thereunder.

    "Amended Agreement" - as defined in the Recitals of this Agreement.

    "Best Efforts" - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than in payment of reasonable out-of-pocket expenses incurred in satisfying obligations hereunder, including the fees, expenses, and disbursements of its accountants, actuaries, counsel, and other professional advisers.

    "Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim by or against any Seller or any Buyer or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

    "Business Day" - any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

    "Buyer" and "Buyers" - as defined in the first paragraph of this Agreement.

    "Buyer Lender Notes" - as defined in the Recitals of this Agreement.

    "Class A Common Shares" - as defined in the Recitals of this Agreement.

    "Closing" - as defined in Section 2.3.

    "Closing Date" - the date and time as of which the Closing actually takes place.

    "Company" - as defined in the Recitals of this Agreement.

    "Consent" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

    "Contemplated Transactions" - all of the transactions contemplated by this Agreement, including:

    (a) the sale of the Shares by Sellers to Buyers;

    (b) the performance by Buyers and Sellers of their respective covenants and obligations under this Agreement; and

    (d) Buyers' acquisition and ownership of the Shares.

    "Contract" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

    "Damages" - as defined in Section 10.2.

    "Encumbrance" - any charge, claim, community property interest, condition, easement, equitable interest, lease, covenant, security interest, mortgage, lien, option, pledge, right of first refusal, rights of others, restriction (whether on voting, sale, transfer, disposition or otherwise), or other encumbrance whatsoever, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

    "Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

    "Governmental Body" - any:

    (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

    (b) federal, state, local, municipal, foreign, or other government;

    (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

    (d) multi-national organization or body; or

    (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

    "Indemnified Persons" - as defined in Section 10.2.

    "Junior Secured Notes" - as defined in the Amended Agreement.

    "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

    (a) such individual is actually aware of such fact or other matter; or

    (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

    A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

    "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

    "Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

    "Organizational Documents" - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

    "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

    "PIK Notes" - as defined in the Amended Agreement.

    "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

    "Purchase Price" - as defined in Section 2.2.

    "Refinancing" - as defined in the Recitals to this Agreement.

    "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

    "Securities Act" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "Sellers" - as defined in the first paragraph of this Agreement.

    "Senior Secured Notes" - as defined in the Amended Agreement.

    "Series B Preferred Shares" - as defined in the Recitals of this Agreement.

    "Shares" - as defined in the Recitals of this Agreement.

    "Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries. When used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

    "Tax" - any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

    "Tax Return" - any report, return, or other information statement required to be supplied to or filed with a Governmental Body with respect to Taxes (including any amendments, schedules, and exhibits thereto).

    "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

    "Voting and Stock Restriction Agreement" - the Voting and Stock Restriction Agreement dated as of April 1, 2000 among the Lenders party to the Amended Agreement and Bank of America, N.A.

    SALE AND TRANSFER OF SHARES; CLOSING
      Sale and Transfer of Shares

      Subject to the terms and conditions of this Agreement, at the Closing, (i) BAEIC, will sell and transfer to each Buyer, and each Buyer will purchase from BAEIC, a number of Class A Common Shares set forth next to such Buyer's name on Schedule 2.1 (for the purchase price set forth next to such number of Class A Common Shares on Schedule 2.1) and (ii) Bank of America will sell and transfer to each Buyer, and each Buyer will purchase from Bank of America, a number of Series B Preferred Shares set forth next to such Buyer's name on Schedule 2.1 (for the purchase price set forth next to such number of Series B Preferred Shares on Schedule 2.1).

      Purchase Price

      The aggregate purchase price for the Shares will be $9,000,000 (the "Purchase Price"). To effect payment of the Purchase Price, Buyers hereby assign to Sellers, effective upon the Closing and conditioned upon consummation of the Refinancing, the right to receive, directly from the Borrower, the Agent or the Borrower's new lender, a portion of the payments equal to the Purchase Price to be received by the Buyers in the Refinancing in payment of the Buyer Lender Notes by the Borrower. Buyers agree to instruct the Borrower and the Agent to make payment of such amount directly to Sellers from the proceeds of the Refinancing pursuant to wiring or other instructions to be provided by Sellers. Each Buyer shall be obligated to pay solely that portion of the total Purchase Price set forth next to such Buyer's name in Schedule 2.1.

      Closing

      The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyers' counsel at 7 Times Square, New York, New York 10036, immediately prior to the closing of the Exchange.

      Closing Obligations

      At the Closing:

        (i) BAEIC will deliver to Centre Capital, certificates representing the Class A Common Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyers and (ii) Bank of America will deliver to the Company an Affidavit of Lost Certificate, together with instructions of transfer instructing the Company to register the Buyers as the registered owners of the Series B Preferred Shares, and to issue certificates representing the Series B Preferred Shares to the Buyers, in each case in accordance with Schedule 2.1; and
        Immediately after the closing of the Exchange and simultaneously with the consummation of the Refinancing, Buyers will cause to be delivered to Sellers an amount equal to the Purchase Price by delivery of the payment instructions referred to in Section 2.2;
      Waiver of Notice. Buyers and Bank of America, as the "Requisite Lenders" under the Amended Agreement, hereby waive any requirement under the Voting and Stock Restriction Agreement for delivery of notice to the Agent with respect to the Contemplated Transactions, or any of them.
    REPRESENTATIONS AND WARRANTIES OF SELLER

    Sellers, jointly and not severally, represent and warrant to each Buyer as follows:

      Organization and Good Standing

      Bank of America is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with full corporate power and authority to perform all its obligations under this Agreement. BAEIC is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to perform all its obligations under this Agreement.

      Authority; No Conflict
        This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Sellers have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
        Neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the Contemplated Transactions by Sellers will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
          any provision of any Seller's Organizational Documents;
          any resolution adopted by the board of directors or the stockholders or partners of any Seller;
          any Legal Requirement or Order to which any Seller may be subject; or
          any Contract to which any Seller is a party or by which any Seller may be bound.
        Except for the filing of a Form 4 and Schedule 13D or Schedule 13G with the Securities and Exchange Commission, no Seller is and no Seller will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
      Title to Shares

      Bank of America is and will be on the Closing Date the record and beneficial owner and holder of, and has and will have on the Closing Date and will on the Closing Date transfer to Buyers, good and valid title to, the Series B Preferred Shares, in each case free and clear of all Encumbrances.

      BAEIC is and will be on the Closing Date the record and beneficial owner and holder of, and has and will have on the Closing Date and will on the Closing Date transfer to Buyers, good and valid title to, the Class A Common Shares, in each case free and clear of all Encumbrances.

      Legal Proceedings; Orders

      There is no pending Proceeding to which any Seller or any of its Affiliates is a party that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of each Seller, (a) no such Proceeding has been Threatened, and (b) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

      Disclosure
        No representation or warranty of any Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.
        No notice given pursuant to Section 5.2 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
      Brokers or Finders

      No Seller or any of its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      Access to Information

      As a stockholder of the Company and as a lender to the Company and the Borrower, each Seller has had access to the premises, books, records, directors and officers of the Company and its Subsidiaries, and has had the opportunity to review all data and information with respect to the Company and its Subsidiaries and their businesses, operations, assets, liabilities, condition (financial and otherwise), results of operations and prospects as Seller has deemed necessary in its sole judgment to evaluate the Contemplated Transactions. Each Seller acknowledges that the Company and its Subsidiaries have considered, and may consider in the future certain strategic options, including a sale or recapitalization of the Company and/or any of its Subsidiaries.

      No Other Representations or Warranties

    It is the express intention of Sellers and Buyers that the Contemplated Transactions be without representation or warranty by Sellers, express or implied, except as expressly set forth herein. Except for the representations and warranties contained in this Article 3, neither Sellers nor any Affiliate of Sellers or any other Person, makes or has been authorized to make any express or implied representation or warranty, and Sellers and their Affiliates hereby disclaim any express or implied representation or warranty, whether by Sellers or any of their Affiliates or any of their Representatives or any other Person, in connection with the delivery or disclosure to Buyers or any of their Representatives or any other Person of any documentation or other information regarding the Company and its Subsidiaries.

    REPRESENTATIONS AND WARRANTIES OF BUYERS

    Each Buyer severally represents and warrants to Sellers as follows:

      Organization and Good Standing

      Such Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of its state of organization, with the power and authority under its Organizational Documents to perform all its obligations under this Agreement.

      Authority; No Conflict
        This Agreement constitutes the legal, valid, and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms. Such Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
        Neither the execution and delivery of this Agreement by such Buyer nor the consummation or performance of any of the Contemplated Transactions by such Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
          any provision of such Buyer's Organizational Documents;
          any resolution adopted by the general partner of such Buyer;
          any Legal Requirement or Order to which such Buyer may be subject; or
          any Contract to which such Buyer is a party or by which such Buyer may be bound.
        Such Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
      Certain Proceedings

      There is no pending Proceeding to which such Buyer or any of its Affiliates is a party that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To such Buyer's Knowledge, (a) no such Proceeding has been Threatened, and (b) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

      Brokers or Finders

      Such Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      Access to Information

      As a stockholder of the Company and as a lender to the Company and the Borrower, such Buyer has had access to the premises, books, records, directors and officers of the Company and its Subsidiaries, and has had the opportunity to review all data and information with respect to the Company and its Subsidiaries and their businesses, operations, assets, liabilities, condition (financial and otherwise), results of operations and prospects as such Buyer has deemed necessary in its sole judgment to evaluate the Contemplated Transactions. Such Buyer acknowledges that the Company and its Subsidiaries have considered and may consider in the future certain strategic options, including a sale or recapitalization of the Company and/or any of its Subsidiaries. Such Buyer has made such investigation as it deems necessary or appropriate to make an informed decision concerning an investment in the Series B Preferred Shares and the Class A Common Shares and neither Sellers nor any of their Affiliates has made, nor does such Buyer intend to rely on, any representations of Sellers or any of their Affiliates regarding the business or financial condition of the Company or the Borrower or their prospects, the Shares themselves or the legal, tax, accounting, securities law or other consequences of acquiring or owning the Series B Preferred Shares and the Class A Common Shares. Such Buyer acknowledges that an investment in the Series B Preferred Shares and the Class A Common Shares involves significant risk, including the risk of the possible loss of its entire investment therein and such Buyer is able to afford such a loss. Such Buyer acknowledges that neither the Series B Preferred Shares nor the Class A Common Shares have been registered for sale under the Securities Act or under any state securities laws, and may not be transferred except in accordance with such laws. Such Buyer is purchasing the Series B Preferred Shares and the Class A Common Shares for its own account, with its own funds, and not as a nominee or agent for any other person, for investment purposes only, and not with a view toward the resale or other distribution thereof. There are substantial restrictions and conditions concerning the transfer of the Series B Preferred Shares and the Class A Common Shares. Such Buyer agrees that it will not transfer, sell, hypothecate, sub-divide or otherwise dispose of the Series B Preferred Shares and the Class A Common Shares, except in strict compliance with the terms of any restrictions thereon and then not in any manner that will violate the federal or state securities laws.

      No Other Representations or Warranties

    It is the express intention of each Seller and Buyers that the Contemplated Transactions be without representation or warranty by Buyers, express or implied, except as expressly set forth herein. Except for the representations and warranties contained in this Article 4, neither Buyers nor any Affiliate of any Buyer or any other Person, makes or has been authorized to make any express or implied representation or warranty, and Buyers and their Affiliates hereby disclaim any express or implied representation or warranty, whether by Buyers or any of their Affiliates or any of their Representatives or any other Person, in connection with the delivery or disclosure to any Seller or any of its Representatives or any other Person of any documentation or other information regarding the Company and its Subsidiaries.

    COVENANTS OF SELLER PRIOR TO CLOSING DATE
      Required Filings

      As promptly as practicable after the date of this Agreement, Sellers will make any filings required by Legal Requirements to be made by them in connection with this Agreement and the consummation of the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, at Buyers' expense, cooperate with Buyers with respect to all filings that any Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

      Notification

      Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyers in writing if Sellers become aware of any fact or condition that causes or constitutes a Breach of any of any Seller's representations and warranties as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Sellers will promptly notify Buyers of the occurrence of any Breach of any covenant of any Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

      No Negotiation

    Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of any of the Shares.

    COVENANTS OF BUYERS PRIOR TO CLOSING DATE
      Required Filings

      As promptly as practicable after the date of this Agreement, Buyers will make all filings required by Legal Requirements to be made by them prior to consummation of the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyers will, at Sellers' expense, cooperate with Sellers with respect to all filings that Sellers elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions; provided that this Agreement will not require Buyers to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

      Notification

    Between the date of this Agreement and the Closing Date, each Buyer will promptly notify Sellers in writing if such Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of such Buyer's representations and warranties as of the date of this Agreement, or if such Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Buyer will promptly notify Sellers of the occurrence of any Breach of any covenant of such Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

    CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE

    Buyers' obligation to purchase the Shares and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

      Accuracy of Representations
        All of each Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any notices delivered pursuant to Section 5.2.
        Each of each Seller's representations and warranties in Sections 3.3 and 3.5 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any notices delivered pursuant to Section 5.2.
      Sellers' Performance
        All of the covenants and obligations that any Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
        Each of the covenants and obligations in Section 5.1 must have been performed and complied with in all respects.
      No Proceedings

      Since the date of this Agreement, there must not have been commenced or Threatened against any Buyer, or against any Person affiliated with any Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      No Claim Regarding Stock Ownership or Sale Proceeds

      There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares, or (b) is entitled to all or any portion of the Purchase Price.

      No Prohibition

      Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause any Buyer or any Person affiliated with any Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

      Refinancing. The Refinancing shall have been consummated on or prior to September 30, 2004.
    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

    Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

      Accuracy of Representations

      All of Buyers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any notices delivered pursuant to Section 6.2.

      Buyers' Performance
        All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
        Buyers must have made or caused to be made the payment required to be made by Buyers pursuant to Section 2.4(b).
      No Injunction

      There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of any of the Shares by Sellers to Buyers, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

      Refinancing

    The Refinancing shall have been consummated on or prior to September 30, 2004.

    TERMINATION
      Termination Events
        Except as may be otherwise agreed between Buyers and Sellers, this Agreement shall terminate if the Refinancing has not occurred by the close of business on September 30, 2004.
        This Agreement may, by written notice given prior to or at the Closing, be terminated:
          by either Buyers or Sellers if a material Breach of any provision of this Agreement has been committed by the other party (or, in the case of Buyers, any Buyer) and such Breach has not been waived;
          (A) by Buyers if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement) and Buyers have not waived such condition on or before the Closing Date; or (B) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;
          by mutual consent of Buyers and Sellers; or
          by either Buyers or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2004 or such later date as the parties may agree upon.
      Effect of Termination

    Each party's right of termination under Section 9.1(b) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.2 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

    INDEMNIFICATION; REMEDIES
      Survival; Right to Indemnification Not Affected by Knowledge

      All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

      Indemnification and Payment of Damages by Sellers

      Sellers will indemnify and hold harmless Buyers and their respective Representatives, partners, controlling Persons, and Affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

        any Breach of any representation or warranty made by any Seller in this Agreement (without giving effect to any notices delivered pursuant to Section 5.2) or any other certificate or document delivered by any Seller pursuant to this Agreement;
        any Breach by any Seller of any covenant or obligation of any Seller in this Agreement; or
        any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

      The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyers or the other Indemnified Persons.

      Indemnification and Payment of Damages by Buyer

      Each Buyer will severally indemnify and hold harmless Sellers and its Representatives, controlling Persons, and Affiliates, and will pay to Sellers and its Representatives, controlling Persons, and Affiliates the amount of any Damages arising, directly or indirectly, from or in connection with:

        any Breach of any representation or warranty made by such Buyer in this Agreement (without giving effect to any notices delivered pursuant to Section 6.2) or in any certificate or document delivered by such Buyer pursuant to this Agreement; or
        any Breach by such Buyer of any covenant or obligation of such Buyer in this Agreement.

      The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Sellers and its Representatives, controlling Persons and Affiliates.

      Time Limitations

      If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Section 3.3, unless on or before December 31, 2005 Buyers notify Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyers. A claim with respect to Section 3.3 may be made at any time. If the Closing occurs, no Buyer will have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before December 31, 2005 Sellers notify such Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

      Limitations on Amount - Sellers

      Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2 until the total of all Damages with respect to such matters exceeds $50,000; provided that, in such event, indemnification shall be made for all Damages of the Indemnified Persons, including such first $50,000. However, this Section 10.5 will not apply to any Breach of any of any Seller's representations and warranties of which any Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by any Seller of any covenant or obligation, and Sellers will be liable for all Damages with respect to such Breaches.

      Limitations on Amount - Buyers

      Buyers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.3 until the total of all Damages with respect to such matters exceeds $50,000; provided that, in such event, indemnification shall be made for all Damages of Sellers, its Representatives, controlling Persons, and Affiliates, including such first $50,000. However, this Section 10.6 will not apply to any Breach of any Buyer's representations and warranties of which such Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by any Buyer of any covenant or obligation, and such Buyer will be liable for all Damages with respect to such Breaches.

      Procedure for Indemnification - Third Party Claims
        Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.
        If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
        Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
        Each Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on such Seller with respect to such a claim anywhere in the world.
        Buyers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against Sellers or any of its Representatives, controlling Persons, and Affiliates for purposes of any claim that Sellers may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Buyers with respect to such a claim anywhere in the world.
      Procedure for Indemnification - Other Claims

    A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

    GENERAL PROVISIONS
      Expenses

      Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

      Confidentiality

      Between the date of this Agreement and the Closing Date, Buyers and Sellers will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions or the Refinancing, or (c) the furnishing or use of such information is required by Proceedings.

      If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

      Notices

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers of Sellers or Buyers, as applicable, set forth below (or to such other addresses and telecopier numbers as a party may designate from time to time by notice to the other parties). Seller will use its Best Efforts to send a copy of all notices, consents, waivers, and other communications sent to Buyers to Buyers' counsel at the address and telecopier number set forth below (or at such other address and telecopier number as Buyers' counsel may designate from time to time by notice to Seller).

      Sellers: Bank of America, N.A. and

      BA Equity Investment Company, LP
      Address 101 N. Tryon Street

      NC1-001-13-01

      Charlotte, NC 28255

      Attention: Mr. Kevin Becker

      Facsimile No.: (704) 386-1759

      Sellers' counsel: McGuireWoods LLP
      Bank of America Corporate Center
      100 North Tryon Street, Suite 2900
      Charlotte, N.C. 28202-4011
      Attention: Thomas Cabaniss, Esq.
      Facsimile No.: 704-373-8935

      Buyers: Centre Partners Management LLC
      11766 Wilshire Blvd., Suite 890
      Los Angeles, CA 90025

      Attention: Cameron Breitner

      Facsimile No.: 310-575-9504

      Buyer's counsel: O'Melveny & Myers LLP
      Times Square Tower
      7 Times Square, 29th Floor
      New York, NY 10036

      Attention: Mark E. Thierfelder, Esq.

      Facsimile No.: 212-326-2061

      Jurisdiction; Service of Process

      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      Further Assurances

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      Waiver

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      Entire Agreement and Modification

      This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      Assignments and Successors; No Third-Party Rights

      No party may assign any of its rights under this Agreement without the prior written consent of the other parties, which will not be unreasonably withheld, except that any Buyer may assign any of its rights under this Agreement to any Affiliate of such Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      Severability

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      Section Headings and Construction

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      Time of Essence

      With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      Governing Law

      This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

      Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BANK OF AMERICA, N.A.

By:

Name:

Title:

BA Equity Investment Company, L.P. a Delaware limited partnership and successor in interest to Nationbanc Investment Corp.

By: BA Equity Management, L.P., its general partner

By: BA Equity Management GP, LLC

By:___________________________

Name:

Title:

CENTRE CAPITAL INVESTORS II, L.P.

CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

By: Centre Partners II, L.P.,

its general partner

By: Centre Partners Management LLC,

Attorney-in-fact

By:

Name:

Title: Managing Director

CENTRE PARTNERS COINVESTMENT, L.P.

By: Centre Partners II, L.LC.,

its general partner

By: Centre Partners Management LLC,

Attorney-in-fact

By:

Name:

Title: Managing Director

SCHEDULE 2.1

ALLOCATION OF SHARES AND PURCHASE PRICE

Buyer	Number of Common Shares	Purchase Price for Common Shares	Number of Preferred Shares	Purchase Price for Preferred Shares	Aggregate Portion of Purchase Price
Centre Capital	8,441,904	$68.59	4,293.535 plus 68.5932% of all additional shares of Series B Preferred stock issued or issuable as dividends thereon or on any such additional shares	$6,173,319.41	$6,173,388
Centre Tax-Exempt	943,741	$7.67	479.985 plus 7.6682% of all additional shares of Series B Preferred stock issued or issuable as dividends thereon or on any such additional shares	$690,130.33	$690,138
Centre Offshore	1,672,771	$13.59	850.767 plus 13.5918% of all additional shares of Series B Preferred stock issued or issuable as dividends thereon or on any such additional shares	$1,223,248.41	$1,223,262
Centre Coinvestment	1,248,787	$10.15	635.131 plus 10.1468% of all additional shares of Series B Preferred stock issued or issuable as dividends thereon or on any such additional shares	$913,201.85	$913,212